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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11271, 333-11273, 333-35809, 33-79072, 33-48392, 333-73876, 333-91086, 333-101565 and 333-116631) and(Form S-3 Nos. 333-51419, 333-00968, 333-43555, 333-27745, 33-68362 and 333-113476) of Whole Foods Market, Inc. of our reports dated November 27, 2007, with respect to the consolidated financial statements of Whole Foods Market, Inc. and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended September 30, 2007.

/s/ Ernst & Young LLP

Austin, Texas
November 27, 2007

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  Exhibit 23.1